Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257
mostrach@dynavax.com

FDA Agrees with Dynavax on Consistency of HEPLISAV™ Lots

Berkeley, CA - July 28, 2011 - Dynavax Technologies Corporation (NASDAQ: DVAX) today announced that the Center for Biologics Evaluation and Research (CBER) of the U.S. Food and Drug Administration (FDA) advised the company that "CBER agrees that clinical consistency of three consecutively manufactured lots of HEPLISAV has been demonstrated." In a written communication to Dynavax, FDA noted that "Although lot consistency criteria were not met at the pre-specified time point of 4 weeks PLD [post last dose], lot consistency criteria were met 8 weeks PLD, the time point corresponding to the primary immunogenicity endpoint, as well as at several other time points."

According to Dr. Tyler Martin, President and Chief Medical Officer, "As expected, the FDA has confirmed our assessment of lot consistency in the Phase 3 trial we just announced. With their concurrence, we can now move forward towards our goal of preparing a BLA for submission by the end of the year for hyporesponsive populations aged 40 and older."

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine. In an earlier completed pivotal Phase 3 trial, HEPLISAV demonstrated increased, rapid protection with fewer doses than current licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV and is developing the vaccine for large, high-value populations that are less responsive to current licensed vaccines, including individuals with chronic kidney disease. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known as ISS to enhance the immune response.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide rapid and superior protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

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Forward Looking Statements

This press release contains "forward-looking statements," that are subject to a number of risks and uncertainties including statements regarding the timing of the BLA submission. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV and our process for its manufacture can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether our studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process; the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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